Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sprint Nextel Corporation:
We consent to the use of our reports with respect to the consolidated financial statements and related financial statement schedule and the effectiveness of internal control over financial reporting of Sprint Nextel Corporation (formally Sprint Corporation) as of and for the year ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, both included in the Company’s annual report on Form 10-K/A for the year ended December 31, 2004, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
McLean, Virginia
October 6, 2005